Exhibit  10.4

This Agreement is made this 1st date of January, 2003, by and between Ava Rosenberg and Riverbend Telecom, Inc. (“Riverbend”).

For and in consideration of Riverbend taking over the management of the Agent business developed by Ava Rosenberg which includes both ongoing Agent and Customer Support, Ava Rosenberg agrees to pay to Riverbend one-third of all commissions she is entitled to receive from the use of telecommunications services by end-users sold by Ava on her sub-agents.

This Agreement is for a term of five (5) years and can be extended for two (2) additional five-year periods of five (5) years by mutual agreement of the parties.

                                                                        /s/ Ava Rosenberg
                                                                        Ava Rosenberg